Exhibit 10.4

EXCLUSIVE LICENSE AGREEMENT WITH EQUITY

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and Aditx Therapeutics, Inc. (“Aditxt”), a corporation having a principal place of business at 11161 Anderson St., Suite 105-10014, Loma Linda, CA 92354, is effective on the 3rd day of February, 2020 (“Effective Date”).

1.	BACKGROUND

Stanford has an assignment of an invention (insert marketing description here). It is entitled “Flowspot: a Method for Detection and Measurement of Specific Cellular Responses,” was invented in the laboratory of Drs. Dolly Tyan and Ge Chen and is described in Stanford Docket S13-350. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

Stanford currently has a single non-exclusive license in effect under the Licensed Patents. As of the Effective Date, Stanford OTL represents that to the knowledge of Stanford’s Office of Technology Licensing representative and without conducting any further investigation, there are no other licensees.

2.	DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the following terms, whether used in the singular or the plural, shall have the meanings specified below.

2.1	“Change of Control” means the following, as applied only to the entirety of that part of Aditxt’s business that exercises all of the rights granted under this Agreement:

(A)	acquisition of ownership—directly or indirectly, beneficially or of record—by any person or group (within the meaning of the Exchange Act and the rules of the SEC or equivalent body under a different jurisdiction) of the capital stock of Aditxt representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding capital stock of Aditxt; and/or

(B)	the sale of all or substantially all Aditxt’s assets and/or business in one transaction or in a series of related transactions.

Notwithstanding the foregoing, a “Change of Control” will not include an initial public offering or secondary public offering of Aditxt’s equity securities and/or a bona fide equity financing with venture capital or private equity investors.

2.2	“Exclusive” means that, subject to Sections 3 and 5, Stanford will not grant further licenses under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

Aditxt acknowledges that Stanford has already granted a non-exclusive license in the Nonexclusive Field of Use, under the Licensed Patents in the Licensed Field of Use in the Licensed Territory.

2.3	“Licensed Field of Use” means:

(A)	Exclusive Field of Use: All fields of use except for the Nonexclusive Field of Use;

(B)	Nonexclusive Field of Use: In vitro medical diagnostics (outside of human transplantation) for diseases including cancer, immunology, hematology, gene therapy and cell therapy (including CAR-T cell therapy, NK cell therapy, checkpoint inhibitor therapy, antigen specific T cell therapy), and vaccine evaluation.

2.4	“Licensed Patent” means Stanford’s rights in U.S. Patent Application, Serial Number15/336,439, filed on October 27, 2016, and any divisional, continuation, or reexamination application, extension, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent” excludes any continuation-in-part (CIP) patent application or patent. Neither party will file a CIP patent application without the other party’s prior written consent.

2.5	“Licensed Product” means a product, method or service in the Licensed Field of Use, the making, having made, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a Licensed Patent.

2.6	“Licensed Territory” means anywhere worldwide where there is an enforceable Licensed Patent.

2.7	“Net Sales” means all gross revenue derived by Aditxt or sublicensees, their distributors or designees, from the sale, transfer or other disposition of Licensed Product to an end user. Net Sales excludes the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately billed):

(A)	import, export, excise and sales taxes, and custom duties, but only to the extent that these are not subsequently reimbursed;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation;

(C)	costs of installation at the place of use; and

(D)	credit for returns, allowances, or trades.

For purposes of calculating Net Sales, transfers to a sublicensee of Licensed Product under this Agreement for (i) end use (but not resale) by the sublicensee shall be treated as sales by Aditxt at list price of Aditxt, or (ii) resale by a sublicensee shall be treated as sales at the list price of the sublicensee upon sale or lease by such sublicensee.

2.8	“Nonroyalty Sublicensing Consideration” means any consideration received by Aditxt from a sublicensee hereunder but excluding any consideration for:

(A)	royalties on products sales (royalties on product sales by sublicensees will be treated as if Aditxt made the sale of such product);

(B)	investments in Aditxt stock, but only if the investments are at market value;

(C)	research and development expenses calculated on a fully burdened basis, incurred for development of the Licensed Product after the effective date of the Sublicense; and

(D)	debt

2.9	“Stanford Indemnitees” means Stanford, Stanford Health Care and Lucile Packard Children’s Hospital at Stanford and their respective trustees, officers, employees, students, agents, faculty, representatives, and volunteers.

2.10	“Sublicense” means any agreement between Aditxt and a third party that contains a grant to Stanford’s Licensed Patents regardless of the name given to the agreement by the parties; however, an agreement to make, have made, use or sell Licensed Products on behalf of Aditxt is not considered a Sublicense.

3.	GRANT

Grant. Subject to the terms and conditions of this Agreement, Stanford grants Aditxt a license to Stanford’s rights in the Licensed Patent in the Licensed Field of Use to make, have made, use, import, offer to sell and sell Licensed Product in the Licensed Territory.

3.1	Exclusivity. The license to the Licensed Patents is Exclusive, including the right to sublicense under Section 4, in the Licensed Field of Use beginning on the Effective Date and ending when the last Licensed Patent expires.

3.2	Retained Rights. Stanford retains the right, on behalf of itself, Stanford Health Care, Lucile Packard Children’s Hospital at Stanford and all other non-profit research institutions, to practice the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. Aditxt agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other institution have the right to publish any information included in a Licensed Patent.

3.3	Specific Exclusion. Stanford does not:

(A)	grant to Aditxt any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to Aditxt to bring suit against third parties for infringement, except as described in Section 14; and

(C)	agree to furnish to Aditxt any technology or technological information or to provide Aditxt with any assistance.

4.	SUBLICENSING

4.1	Permitted Sublicensing. Aditxt may grant Sublicenses in the Licensed Field of Use and Licensed Territory only during the Exclusive term and only if Aditxt is developing or selling Licensed Products. Sublicenses with any exclusivity must include diligence requirements commensurate with the diligence requirements of Appendix A. Stanford agrees that Aditxt may, by mutual agreement, apportion without discrimination between Aditxt patents and Stanford patents a commercially reasonable percentage of sublicensing payments made to Stanford pursuant to Section 4.6. Negotiation of any Sublicense must be an arms-length transaction.

4.2	Required Sublicensing. If Aditxt is unable or unwilling to serve or develop a potential market or market territory for which there is a company willing to be a sublicensee and which has adequate resources and (a) such potential sublicensee has provided Stanford and Aditxt with a bona fide, detailed proposal to develop a Licensed Product for such potential market, and (b) such proposed development is not within or detrimental to Aditxt’s current or planned Licensed Products, as reasonably demonstrated by Aditxt in a material communication to third parties such as an investor presentation or a public disclosure, Aditxt will, at Stanford’s request, negotiate in good faith a Sublicense within 6 months with any such company. Stanford would like licensees to address unmet needs, such as those of neglected patient populations or geographic areas, giving particular attention to improved therapeutics, diagnostics and agricultural technologies for the developing world.

4.3	Sublicense Requirements. Any Sublicense:

(A)	is subject to this Agreement;

(B)	will reflect that any sublicensee will not further sublicense;

(C)	will prohibit sublicensee from paying royalties to an escrow or other similar account;

(D)	will expressly include the provisions of Sections 8, 9, and 10 for the benefit of Stanford; and

(E)	will include the provisions of Section 4.4 and require the transfer of all the sublicensee’s obligations to Aditxt, including the payment of royalties specified in the Sublicense, to Stanford or its designee, if this Agreement is terminated. If the sublicensee is a spin-out from Aditxt, Aditxt must guarantee the sublicensee’s performance with respect to the payment of Stanford’s share of Sublicense royalties.

4.4	Litigation by sublicensee. Any Sublicense must include the following clauses:

(A)	In the event sublicensee brings an action seeking to invalidate any Licensed Patent:

(1)	sublicensee will double the payment paid to Aditxt during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by the sublicensee is both valid and infringed by a Licensed Product, sublicensee will pay triple times the payment paid under the original Sublicense;

(2)	sublicensee will have no right to recoup any royalties paid before or during the period challenge;

(3)	any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, and the parties agree not to challenge personal jurisdiction in that forum; and

(4)	sublicensee shall not pay royalties into any escrow or other similar account.

(B)	sublicensee will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate a Licensed Patent. Sublicensee will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

4.5	Copy of Sublicenses and sublicensee Royalty Reports. Aditxt will submit to Stanford copies of each Sublicense within 30 days of signing, any subsequent amendments and all copies of sublicensees’ royalty reports. The copies must be unredacted. Beginning with the first Sublicense, the Chief Financial Officer or equivalent will certify annually regarding the name and number of sublicensees.

4.6	Sharing of Nonroyalty Sublicensing Consideration. Aditxt will pay to Stanford a portion of all Nonroyalty Sublicensing Consideration for the Sublicense of Licensed Patents, as provided below:

(A)	35% for Sublicenses executed on or before the first commercial sale of a Licensed Product (RUO kit or service);

(B)	25% for Sublicenses executed thereafter.

5.	GOVERNMENT RIGHTS

This Agreement may be subject to Title 35 Sections 200-204 of the United States Code. Among other things, these provisions provide the United States Government with nonexclusive rights in the Licensed Patent. They also impose the obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” If applicable, Aditxt will ensure all obligations of these provisions are met.

6.	DILIGENCE

6.1	Milestones. Because the invention is not yet commercially viable as of the Effective Date, Aditxt will diligently develop, manufacture, and sell Licensed Product and will diligently develop markets for Licensed Product. In addition, Aditxt will meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met.

6.2	Progress Report. By March 1 of each year, beginning March 2021, Aditxt will submit a written annual report to Stanford covering the preceding calendar year. The report will include information sufficient to enable Stanford to satisfy reporting requirements of the U.S. Government and for Stanford to ascertain progress by Aditxt toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: Aditxt’s progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product. Aditxt will specifically describe how each Licensed Product is related to each Licensed Patent.

6.3	Clinical Trial Notice. Aditxt will notify the Stanford University Office of Technology Licensing prior to commencing any clinical trials at Stanford. If Aditxt does not notify Stanford University Office of Technology Licensing at least 15 days prior to enrolling the first patient in a clinical trial at Stanford, Aditxt agrees that it will pay $50,000 to Stanford within 30 days of being invoiced.

7.	ROYALTIES

7.1	License Issue Fee. Aditxt will pay to Stanford a noncreditable, nonrefundable license issue fee of $25,000 within 60 days of signing this Agreement.

7.2	Equity Interest. As further consideration, Aditxt will grant to Stanford 37,500 shares of common stock in Aditxt. Aditxt agrees the shares are valued at US$2.00 and will provide Stanford with the capitalization table upon which the above calculation is made. Aditxt will issue 28.34% of all shares granted to Stanford pursuant to this Section 7.2 directly to and in the name of the inventors listed below allocated as stated below:

Dolly Tyan	5,313 shares

Ge Chen	5,313 shares

7.3	[Intentionally left blank]

7.4	Purchase Right.

(A)	Stanford shall have the right, but not the obligation, to purchase for cash up to its Share of the securities issued in any Qualifying Offering on the terms, and subject to the conditions, set forth in this Section 7.4 and Section 7.5 (the “Purchase Right”). For purposes of this Section 7.4 and Section 7.5:

(1)	“Adjustment Event” means the final closing of the first Threshold Qualifying Offering occurring after the date of this Agreement.

(2)	“Board of Directors” means (i) if Aditxt is organized as a corporation, its board of directors, and (ii) if Aditxt is organized as a limited liability company, Aditxt manager(s) or member(s) or both that have the power to direct the principal management and activities of Aditxt, whether through ownership of voting securities, by agreement, or otherwise.

(3)	“Qualifying Offering” means a private offering of Aditxt’s equity securities (or securities convertible into or exercisable for Aditxt’s equity securities) for cash (or in satisfaction of debt issued for cash) having its final closing on or after the date of this Agreement and which includes investment by one or more venture capital, professional angel, corporate or other similar institutional investors other than Stanford. For the avoidance of doubt, if Aditxt is a limited liability company, then “equity securities” means limited liability company interests in Aditxt.

(4)	“Share” means:

(i)	10% with respect to any Qualifying Offering having a closing on or before the date of an Adjustment Event; or

(ii)	with respect to any Qualifying Offering having a closing after an Adjustment Event, but before a Termination Event, the percentage necessary for Stanford to maintain its pro rata ownership interest in Aditxt on a Fully-Diluted Basis.

(5)	“Threshold Qualifying Offering” means any Qualifying Offering which either (i) is at least $2,500,000 in size or (ii) involves the sale to outside investors of at least 25% of the equity securities outstanding after such round on a Fully-Diluted Basis.

(6)	The parties shall construe the term “Fully-Diluted Basis” mutatis mutandis in the case where Aditxt is organized as a limited liability company.

(B)	The Purchase Right shall terminate upon the earliest to occur of the following (each a “Termination Event”):

(1)	Stanford’s execution of an investor rights agreement or similar agreement (each a “Rights Agreement”) in connection with a Threshold Qualifying Offering so long the Rights Agreement satisfies the terms of this Section 7.4 and Section 7.5 below;

(2)	Stanford purchases less than its entire Share of a Qualifying Offering;

(3)	Stanford fails to give an election notice within the Notice Period for a Qualifying Offering which has its final closing within 90 days of the date such notice is received by Stanford and which is closed on terms that are the same or less favorable to the investors as the terms stated in Aditxt’s notice to Stanford;

(4)	The closing of a firm commitment underwritten public offering of Aditxt’s common stock; or

(5)	The closing of the sale of all or substantially all of Aditxt’s assets to a company publicly traded on one of the major recognized exchanges.

(C)	The Purchase Right shall not apply to the issuance of securities: (i) to employees, individuals who are members of Aditxt’s Board of Directors as of the time of issuance, and service providers to Aditxt pursuant to a plan approved by Aditxt’s Board of Directors; or (ii) as additional consideration in lending or leasing transactions; or (iii) to an entity pursuant to an arrangement that Aditxt’s Board of Directors determines in good faith is a strategic partnership or similar arrangement of Aditxt (i.e., an arrangement in which the entity’s purchase of securities is not primarily for the purpose of financing Aditxt); or (iv) to owners of another entity in connection with the acquisition of that entity by Aditxt.

(D)	For the avoidance of doubt: (i) any securities Stanford may acquire or have the right to acquire under Section 7.2 shall not reduce the number of securities Stanford may purchase under this Section 7.4 or under any applicable Rights Agreement; and (ii) Stanford shall not be obligated to purchase under this Section 7.4 any Aditxt securities it has the right to acquire under Section 7.2 above.

(E)	If Aditxt has entered into more than one Exclusive (Equity) Agreement or other agreement to license intellectual property from Stanford, and Stanford has fully exercised its right to purchase its Share in connection with a Qualifying Offering under any such agreement, Stanford will waive its right to purchase its Share in connection with a Qualifying Offering under all other applicable agreements. In the event that Stanford has not fully exercised its right to purchase its Share in connection with a Qualifying Offering under any agreement, then Stanford may only exercise its right to purchase under a single agreement, and will waive its right to purchase under all others.

7.5	Rights Agreements; Information Rights; Notice; Elections.

(A)	Aditxt shall ensure that each Rights Agreement executed by Stanford in connection with a Qualifying Offering will grant to Stanford the same rights as all other investors who are parties to that Rights Agreement. In particular, Aditxt shall ensure that each such Rights Agreement will grant to Stanford the same right to purchase additional securities in future offerings, the same information rights, and the same registration rights as are granted to other parties thereto, including all such rights granted to any investor designated as a “Major Investor” or other similar designation, even if Stanford is not so designated.

(B)	Notwithstanding any terms to the contrary contained in any applicable Rights Agreement:

(1) Stanford shall not have any representation on the Board of Directors or rights to attend meetings of the Board of Directors;

(2) In connection with all Qualifying Offerings, Aditxt shall give Stanford notice of the terms of the offering, including: (i) the names of the investors, the allocation of equity securities among them and the total amounts to be invested by each of them in such offering; (ii) pre- and post- (projected) financing capitalization table; (iii) investor presentation (if available); (iv) an introduction to the lead investor in such offering for the purpose of discussing the lead investor’s due diligence process; and (v) such other documents and information as Stanford may reasonably request for the purpose of making an investment decision or verifying the amount of equity securities it is entitled to purchase in such offering; and

(3) Stanford may elect to exercise its Purchase Right, in whole or in part, by notice given to Aditxt within 5 Stanford business days (i.e., days other than Saturdays, Sundays, and holidays or other days on which Stanford is officially closed) after receipt of Aditxt’s notice (“Notice Period”).

(C)	If Stanford has no information rights under a Rights Agreement and to the extent that such information has been prepared by Aditxt for other purposes, so long as Stanford holds Aditxt securities, Aditxt shall furnish to Stanford, upon request and as promptly as reasonably practicable, Aditxt’s annual consolidated financial statements and annual operating plan, including an annual report of the holders of Aditxt’s securities, and such other information as Stanford may reasonably request from time to time for the purpose of valuing its interest in Aditxt.

(D)	Notwithstanding any notice provision in this Agreement to the contrary, any notice given under this Agreement that refers or relates to any of Section 7.4 above or this Section 7.5 shall be copied concurrently to pvfnotices@stanford.edu; provided, however, that delivery of the copy will not by itself constitute notice for any purpose under this Agreement.

7.6	License Maintenance Fee. Beginning on the first anniversary of the Effective Date and each anniversary thereafter, Aditxt will pay Stanford a yearly license maintenance fee as follows:

$40,000 / year in 2021, 2022, 2023 and 2024,

$60,000 / year starting in 2025 until the last Licensed Patent expires.

Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.11.

7.7	Milestone Payments. Aditxt will pay Stanford the following milestone payments:

(A)	$25,000 on the payment of a patent issue fee for a Licensed Patent after the Effective Date;

(B)	$50,000 on the first commercial sales of a Licensed Product (RUO kit or service);

(C)	$25,000 at the beginning of any clinical study for regulatory clearance of an in vitro diagnostic product developed as a potential Licensed Product.

7.8	Earned Royalty. In addition to the annual license maintenance fee, Aditxt will pay Stanford earned royalties on Net Sales as follows:

4% of Net Sales for Net Sales less than or equal to $5M annually;

6% of Net Sales for Net Sales great than $5M annually.

7.9	Earned Royalty if Aditxt Challenges the Patent. Notwithstanding the above, should Aditxt bring an action seeking to invalidate any Licensed Patent, Aditxt will pay royalties to Stanford at double the rates specified under Section 7.8 during the pendency of such action. Moreover, should the outcome of such action determine that any claim of a patent challenged by Aditxt is both valid and infringed by a Licensed Product, Aditxt will triple the rates specified under Section 7.8.

7.10	Obligation to Pay Royalties. A royalty is due Stanford under this Agreement for any activity conducted under the licenses granted. For convenience’s sake, the amount of that royalty is calculated using Net Sales. Nonetheless, if certain Licensed Products are made, used, imported, or offered for sale before the date this Agreement terminates or expires, and those Licensed Products are sold after the termination or expiration date, Aditxt and its sublicensees will pay Stanford an earned royalty for their exercise of rights based on the Net Sales of those Licensed Products. Upon expiration or termination of this agreement, Aditxt and its sublicensees will provide to Stanford an inventory listing of all Licensed Products on hand that were manufactured prior to the expiration or termination date, and such listing to be certified and signed by an officer of Aditxt. Aditxt and its sublicensees will be responsible for paying royalties on sales of such Licensed Products in accordance with Section 7.8 of this Agreement.

7.11	Creditable Payments. The license maintenance fee paid in a calendar year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)	if Aditxt pays Stanford a $10 maintenance payment for year Y, and according to Section 7.8 $15 in earned royalties are due Stanford for Net Sales in year Y, Aditxt will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)	if Aditxt pays Stanford a $10 maintenance payment for year Y, and according to Section 7.8 $3 in earned royalties are due Stanford for Net Sales in year Y, Aditxt will not need to pay Stanford any earned royalty payment for that year. Aditxt will not be able to offset the remaining $7 against a future year’s earned royalties.

7.12	No Escrow. Aditxt shall not pay royalties into any escrow or other similar account.

7.13	Currency. Aditxt will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Aditxt will make royalty payments to Stanford in U.S. Dollars.

7.14	Non-U.S. Taxes. Aditxt will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.15	Interest. Any payments not made when due will bear interest at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

8.	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1	Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product by Aditxt or a sublicensee, or with the first receipt of any Nonroyalty Sublicensing Consideration by Aditxt, Aditxt will submit to Stanford a written report, an earned royalty payment and/or Nonroyalty Sublicensing Consideration payment due Stanford within 30 days after each calendar period, where the period is initially on a per-year basis, and changes to a per-quarter basis when annual royalty payments to Stanford exceed $200,000. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar time period and details about any Sublicenses. The report will include an overview of the process and documents relied upon to permit Stanford to understand how the earned royalties and Nonroyalty Sublicensing Consideration are calculated. With each report, Aditxt will include any earned royalty payment and Nonroyalty Sublicensing Consideration payment due Stanford for the completed time period (as calculated under Section 7.8 and Section 4.6).

8.2	No Refund. In the event that a validity or non-infringement challenge of a Licensed Patent brought by Aditxt is successful, Aditxt will have no right to recoup any royalties paid before or during the period challenge.

8.3	Termination Report. Aditxt will pay to Stanford all applicable royalties and submit to Stanford a written report within 90 days after the license terminates or expires. Aditxt will continue to submit earned royalty payments and reports to Stanford after the license terminates or expires, until all Licensed Products made or imported under the license have been sold.

8.4	Accounting. Aditxt will maintain records showing manufacture, importation, sale, and use of a Licensed Product for 7 years from the date of sale of that Licensed Product. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.5	Audit by Stanford. Aditxt will allow Stanford to appoint a mutually agreed upon third party to examine Aditxt’s records to verify payments made by Aditxt under this Agreement.

8.6	Paying for Audit. Stanford will pay for any audit done under Section 8.5. But if the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period being audited, Aditxt will pay the audit costs.

9.	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1	Negation of Warranties. Stanford provides Aditxt the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. Aditxt also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent; or

(B)	that the exploitation of Licensed Patent will be successful.

10.	INDEMNITY

10.1	Indemnification. Aditxt will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted Aditxt under this Agreement or the breach of this Agreement by Aditxt.

10.2	No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

10.3	Workers’ Compensation. Aditxt will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4	Insurance. During the term of this Agreement, Aditxt will maintain Commercial General Liability Insurance with a reputable and financially secure insurance carrier to cover the activities of Aditxt and its affiliates and sublicensees. The insurance will provide minimum limits of liability of $2,000,000 per occurrence and will include all Stanford Indemnitees as additional insureds. Prior to any use of a Licensed Product in or for humans, the insurance coverage will be increased to provide minimum limits of liability of $5,000,000 per occurrence. Prior to any clinical trial using the Licensed Product, the insurance will include Clinical Trial Insurance in addition to the increased minimum limits of liability of $5M per occurrence. Prior to any offering for sale of Licensed Product by Aditxt, or its affiliates or sublicensees, the insurance will include Product Liability Insurance, and will have minimum limits of liability of $5,000,000 per occurrence. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days of the Effective Date of this Agreement, and for each instance in which the coverage is changed as per the requirements above, Aditxt will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. Aditxt will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. Aditxt will advise Stanford in writing that it maintains a combination of excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of Aditxt will be primary coverage; insurance of Stanford Indemnitees will be excess and noncontributory.

11.	EXPORT

Aditxt and its sublicensees will comply with all applicable United States laws and regulations controlling the export of licensed commodities and technical data relating to this Agreement. (For the purpose of this paragraph, “licensed commodities” means any article, material or supply but does not include information; and “technical data” means tangible or intangible technical information that is subject to U.S. export regulations, including blueprints, plans, diagrams, models, formulae, tables, engineering designs and specifications, manuals and instructions.) These laws and regulations may include, but are not limited to, the Export Administration Regulations (15 CFR 730-774), the International Traffic in Arms Regulations (22 CFR 120-130) and the various economic sanctions regulations administered by the U.S. Department of the Treasury (31 CFR 500-600).

Among other things, these laws and regulations may prohibit or require a license for the export or retransfer of certain commodities and technical data to specified countries, entities and persons. Aditxt hereby gives written assurance that it will comply with, and will cause its sublicensees to comply with all United States export control laws and regulations, that it understands it may be held responsible for any violation of such laws and regulations by itself or its sublicensees, and that it will indemnify, defend and hold Stanford harmless for the consequences of any such violation.

12.	MARKING

Before any Licensed Patent issues, Aditxt will mark Licensed Product with the words “Patent Pending.” Otherwise, Aditxt will mark Licensed Product with the number of any issued Licensed Patent.

13.	STANFORD NAMES AND MARKS

Aditxt will not use (i) Stanford’s name or other trademarks, (ii) the name or trademarks of any organization related to Stanford, or (iii) the name of any Stanford faculty member, employee, student or volunteer. This prohibition includes, but is not limited to, use in press releases, advertising, marketing materials, other promotional materials, presentations, case studies, reports, websites, application or software interfaces, and other electronic media. Notwithstanding the foregoing, Aditxt may include Stanford’s name in factual statements in legal proceedings, patent applications and other regulatory filings. In addition, Aditxt may make a short factual statement that identifies Stanford as the licensor of the rights granted under this Agreement to actual or potential investors or acquirers, as well as in the “About Aditxt” or other similar section of the Aditxt website.

14.	PROSECUTION AND PROTECTION OF PATENTS

14.1	Patent Prosecution.

(A)	Stanford will be responsible for preparing, filing, prosecuting and maintaining the Licensed Patents. As long as Aditxt is current on all payments due under this Agreement, Stanford agrees to (i) instruct Stanford’s patent counsel to furnish to Aditxt copies of material documents relevant to such filing and prosecution prior to any deadlines, and (ii) allow Aditxt a reasonable opportunity to comment on material documents filed with any patent office with respect to the Licensed Patents.

(B)	In the event Aditxt decides that it no longer intends to pay for filing, prosecution, or maintenance of one or more Licensed Patents, Aditxt shall give Stanford written notice at least three (3) months in advance of any applicable deadline for that Licensed Patent. Stanford may in its discretion continue to prosecute and maintain such Licensed Patent(s) at its expense, in which case such Licensed Patent(s) will no longer be covered by the license granted under this Agreement and Aditxt will have no further obligation regarding patent expenses for such Licensed Patent(s).

14.2	Patent Costs. Within 30 days after receiving a statement from Stanford, Aditxt will reimburse Stanford:

(A)	$22,635.02 to offset Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings incurred by Stanford before the Effective Date; and

(B)	for all Licensed Patent’s patenting expenses, including but not limited to interference or reexamination matters, inventorship disputes and opposition proceedings incurred by Stanford after the Effective Date. Stanford will pay the fees prescribed for large/small entities to the United States Patent and Trademark Office. If Aditxt requests that Stanford pay fees prescribed for a small entity, then Aditxt will bear all responsibility for notifying Stanford if its status changes to large entity. Aditxt is herein notified that the determination of entity size for the United States Patent and Trademark Office are set forth by the US federal government as defined in 15 U.S.C. §632 (13 CFR 121.801 through 121.805).

14.3	Infringement Procedure. Each party will promptly notify the other if it believes a third party infringes a Licensed Patent or if a third party files a declaratory judgment action with respect to any Licensed Patent. During the Exclusive term of this Agreement and if Aditxt is diligently developing Licensed Product, Aditxt may have the right to institute a suit against or defend any declaratory judgment action initiated by this third party, but only within fields of use where this Agreement is Exclusive, as provided in Section 14.4 through and including Section 14.8.

14.4	Aditxt Suit. Aditxt has the first right to institute and prosecute a suit or defend any declaratory judgment action, but only within fields of use where this Agreement is Exclusive. Aditxt agrees to use reasonable efforts to settle with the third party without litigation. If reasonable efforts are unsuccessful and Aditxt:

(A)	provides claim chart evidence of the infringement to Stanford, and

(B)	is diligently developing, offering for sale, or selling Licensed Product.

then Aditxt may institute and prosecute a suit or defend any declaratory judgment action so long as it conforms with the requirements of this Section. If Aditxt decides to institute suit, it will notify Stanford in writing and give Stanford the opportunity to institute suit jointly as provided in Section 14.5. Aditxt will diligently pursue the suit to the extent that and for so long as doing so is in its commercial interests, which shall be determined by Aditxt in its sole judgment, and Aditxt will bear the entire cost of the litigation, including expenses and counsel fees incurred by Stanford. Aditxt will keep Stanford reasonably apprised of all developments in the suit and will make a good faith effort to incorporate Stanford’s input on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. Aditxt will not initiate, prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford may be named as a party only if:

(C)	Aditxt’s and Stanford’s respective counsel recommend that such action is necessary in their reasonable opinion to achieve standing;

(D)	Stanford is not the first named party in the action; and

(E)	the pleadings and any public statements about the action state that Aditxt is pursuing the action and that Aditxt has the right to join Stanford as a party.

14.5	Joint Suit. If Stanford and Aditxt so agree, they may institute suit or defend the declaratory judgment action jointly. If so, they will:

(A)	prosecute the suit in both their names;

(B)	bear the out-of-pocket costs equally;

(C)	share any recovery or settlement equally; and

(D)	agree how they will exercise control over the action.

14.6	Stanford Suit. If neither Section 14.4 nor 14.5 apply, Stanford has the right to institute and prosecute a suit or defend any declaratory judgment action, and may name Aditxt as a party for standing purposes. If Stanford decides to institute suit, it will notify Aditxt in writing. If Aditxt does not notify Stanford in writing that it desires to jointly prosecute the suit within 15 days after the date of the notice, Aditxt will assign and hereby does assign to Stanford all rights, causes of action, and damages resulting from the alleged infringement. Stanford will bear the entire cost of the litigation and will retain the entire amount of any recovery or settlement.

14.7	Recovery. Any recovery or settlement received in connection with any suit will first be shared by Stanford and Aditxt equally to cover the litigation costs each incurred, and next shall be paid to Stanford or Aditxt to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by Aditxt, any recovery in excess of litigation costs will be shared between Aditxt and Stanford as follows: (i) for any recovery other than amounts paid for willful infringement: (A) Stanford will receive fifteen percent (15%) of the recovery if Stanford was not a party in the litigation; (B) Stanford will receive twenty-five percent (25%) of the recovery if Stanford was a party in the litigation, or (C) Stanford will receive fifty percent (50%) of the recovery if Stanford incurred any litigation costs in connection with the litigation; and (ii) for any recovery for willful infringement, Stanford will receive fifty percent (50%) of the recovery; and all other amounts shall be retained by Aditxt. In any suit initiated by Stanford, any recovery in excess of litigation costs will belong to Stanford. Stanford and Aditxt agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Section 14.

14.8	Abandonment of Suit. If either Stanford or Aditxt commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and Aditxt agree on the sharing of expenses and any recovery in the suit.

15.	TERMINATION

15.1	Termination by Aditxt. Aditxt may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by Aditxt.

15.2	Termination by Stanford.

(A)	Stanford may also terminate this Agreement if Aditxt:

(1)	is delinquent on any report or payment;

(2)	is not diligently developing and commercializing Licensed Product;

(3)	misses a milestone described in Appendix A;

(4)	is in breach of any provision; or

(5)	provides any false report.

(B)	Termination under this Section 15.2 will take effect 30 days after written notice by Stanford unless Aditxt remedies the problem in that 30-day period. To be clear, Aditxt will not be considered to be in breach absent its receipt of written notice by Stanford.

15.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	Aditxt’s obligation to make all payments, accrued or accruable, including but not limited to fees, royalties and patent costs;

(B)	any claim of Aditxt or Stanford, accrued or to accrue, because of any breach or default by the other party; and

(C)	the provisions of Sections 8, 9, and 10 and any other provision that by its nature is intended to survive.

16.	CHANGE OF CONTROL, ASSIGNMENT AND NON-ASSIGNABILITY

16.1	Change of Control. If there is a Change of Control or if this Agreement is assigned to a third party, Aditxt will pay Stanford a $200,000 (“Change of Control/Assignment Fee”) per Section 16.2.

16.2	Conditions of Assignment. Aditxt may assign this Agreement upon prior and complete performance of the following conditions:

(A)	Aditxt must give Stanford written notice of the assignment within 5 business days, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	Stanford must have received the full Change of Control/Assignment Fee.

16.3	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 16, Aditxt will be released of liability under this Agreement and the term “Aditxt” in this Agreement will mean the assignee.

16.4	Bankruptcy. In the event of a bankruptcy or insolvency, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Product.

16.5	Nonassignability of Agreement. Except in conformity with Section 16.2 and Section 16.4, this Agreement is not assignable by Aditxt under any other circumstances and any attempt to assign this Agreement by Aditxt is null and void.

17.	DISPUTE RESOLUTION

17.1	Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with the JAMS Arbitration Rules and Procedures, provided that in the case of a good faith dispute as to the amount due, the cure period under Section 15.2 will be tolled until the amount due has been finally determined in such an arbitration. The parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

17.2	Request for Arbitration. Either party may request such arbitration. Stanford and Aditxt will mutually agree in writing on a third-party arbitrator within 30 days of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

17.3	Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

17.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17.5	Patent Validity. Any dispute regarding the validity of any Licensed Patent shall be litigated in the courts located in Santa Clara County, California, and the parties agree not to challenge personal jurisdiction in that forum.

18.	NOTICES

18.1	Legal Action. Aditxt will provide written notice to Stanford at least three months prior to bringing an action seeking to invalidate any Licensed Patent or a declaration of non-infringement. Aditxt will include with such written notice an identification of all prior art it believes invalidates any claim of the Licensed Patent.

18.2	All Notices. All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to Aditxt are mailed or emailed to:

Name:	Amro Albanna
11161 Anderson Street, Suite 105-
Address:	10014
Loma Linda, CA 92354
Email:	aalbanna@aditxt.com

All financial invoices to Aditxt (i.e., accounting contact) are e-mailed to:

Name:	Accounts payable

Email:	accounting@aditxt.com

All patent prosecution related notices are e-mailed to both addresses below:

Name:	Patent Notices

Email:	patentinfo@aditxt.com

Name:	Seed IP

Email:	patentinfo@SeedIP.com

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

415 Broadway Street

2nd Floor, MC 8854

Redwood City, CA 94063

info@otlmail.stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

415 Broadway Street

2nd Floor, MC 8854

Redwood City, CA 94063

info@otlmail.stanford.edu

Any notice related to Section 7.4 or Section 7.5 (Stanford Purchase Rights) shall be copied concurrently to pvfnotices@stanford.edu.

Either party may change its address with written notice to the other party.

19.	MISCELLANEOUS

19.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

19.2	Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

19.3	Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject hereof. The parties agree that this Agreement supersedes all previous and future purchase orders. This Agreement may not be amended except by writing executed by authorized representatives of both parties. No representations or statements of any kind made by either party, which are not expressly stated herein, will be binding on such party.

19.4	Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. Aditxt submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over Aditxt or constitutes an inconvenient or improper forum.

19.5	Headings. No headings in this Agreement affect its interpretation.

19.6	Electronic Copy. The parties to this document agree that a copy of the original signature (including an electronic copy) may be used for any and all purposes for which the original signature may have been used. The parties further waive any right to challenge the admissibility or authenticity of this document in a court of law based solely on the absence of an original signature.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature:	/s/ Mona Wan (Feb 3, 2020)

Name:	Mona Wan
Title:	Associate Director
Date:	Feb 3, 2020

ADITX THERAPEUTICS, INC.

Signature:	/s/ Amro Albanna (Feb 3, 2020)

Name:	Amro Albanna
Title:	CEO
Date:	Feb 3, 2020

Appendix A - Milestones

1.	Aditxt has already provided Stanford a preliminary business plan. By June 30, 2020, Aditxt will provide Stanford a detailed document covering Aditxt’s plans as to projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $10,000,000 (“Business Plan”). Stanford will treat this Business Plan as confidential information and to protect it as Stanford would its own confidential information.

2.	By March 31, 2020, Aditxt will provide to Stanford a listing of the management team or a schedule for the recruitment of key management positions.

3.	By September 30, 2020, Aditxt will conduct validation studies.
4.	By September 30, 2020, Aditxt will hold a pre-submission meeting with FDA.
5.	By December 31, 2020, Aditxt will submit a 510(k) application to FDA.
6.	By December 31, 2021, Aditxt will obtain FDA approval.
7.	By December 31, 2021, Aditxt will complete a prototype assay kit.

8.	By December 31, 2021 Aditxt and Stanford will agree on further development and commercialization milestones for specific fields of use in writing.

Appendix B - Sample Reporting Form

Stanford Docket No. SXX-YYY

This report is provided pursuant to the license agreement between Stanford University and (Aditxt Name)

License Agreement Effective Date:

Name(s) of Licensed Products being reported:

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Gross Revenue
U.S. Gross Revenue	$
Non-U.S. Gross Revenue	$
Net Sales
U.S. Net Sales	$
Non-U.S. Net Sales	$
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Name(s) of Sublicenses being reported:

Calculation of Nonroyalty Sublicensing Consideration:

Comments: